EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61615, 333-65367, 333-81759, 333-61938, 333-73350, 333-92228, 333-129407 and 333-158877 on Form S-8 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedule of PerkinElmer, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in its method of accounting for income tax contingencies on January 1, 2007 and for business combinations on December 29, 2008), and on the effectiveness of PerkinElmer, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended January 3, 2010.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2010